Exhibit 10.1

[Emerson Electric Co. Letterhead]

April 4, 2007

W. Wayne Withers

6 Somerset Down

Ladue, MO 63124

Dear Wayne:

I want to express to you on behalf of the entire Emerson Electric Co. organization our appreciation for your 18 years of service to the company and the significant contributions you have made to Emerson as its General Counsel. This letter agreement (“Agreement”) serves to memorialize your new role as Executive Vice President and Special Legal Advisor to the Chairman, Chief Executive Officer and President and your voluntary resignation as Secretary and General Counsel of Emerson effective March 15, 2007, your continued employment through November 30, 2007, and your voluntary retirement from Emerson effective as of the end of the day, November 30, 2007, and sets forth our agreements in connection with your retirement. In this Agreement, references to “Emerson” mean Emerson Electric Co. and references to “Emerson Entities” mean Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

In consideration of the good and valuable consideration provided to you pursuant to this Agreement, you agree, effective upon the date of your retirement:

1.

You will not, without first obtaining written approval from Emerson: (a) make any public statement in the nature of a press release or media interview with respect to any aspect of your employment with any of the Emerson Entities, or (b) make any statement, written or oral, with respect to the past or projected future financial or operational performance, plans or methods of any of the Emerson Entities or concerning any of the directors, officers, employees or business or financial activities of any of the Emerson Entities. You also agree that you will not use, directly or indirectly for yourself or use for or disclose to any person or legal entity, other than Emerson or another Emerson Entity, any secret or confidential information or data regarding the business of any of the Emerson Entities. You will immediately deliver to Emerson without reproduction all such information or data in your possession. This includes, but is not limited to, business plans or strategies, product information, engineering information, customer lists, company policies and procedures, financial information and information concerning operational methods, employees, product development techniques or plans and business acquisition plans or programs.

2.

You will not hire or solicit to hire or assist anyone in soliciting or hiring any employee of Emerson or any of the other Emerson Entities for the longer of (a) a period of two (2) years from the effective date of your retirement or (b) a period ending two (2) years after the termination by Emerson or expiration of the term during which you are required to

W. Wayne Withers

April 4, 2007

provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Contract.

3.

Without Emerson’s prior written consent, you will not compete, directly or indirectly, with Emerson or any of the other Emerson Entities for the longer of (a) a period of two (2) years from the effective date of your retirement or (b) a period ending two (2) years after the termination by Emerson or expiration of the term during which you are required to provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Contract. For purposes of this Agreement, the term “compete” includes, without limitation, (a) any investment in, or providing services to (in any capacity), any equity fund, hedge fund or other investment vehicle (however structured) that, either directly or indirectly (through portfolio company investments or otherwise), competes directly or indirectly with Emerson or any of the other Emerson Entities (provided, however, that such investments shall not be covered if the fund or investment vehicle is open to the public and/or your interest is five percent (5%) or less) and/or (b) entering the employ of, providing consulting services to, or otherwise assisting or having any interest (financial or otherwise) in, any person, firm, corporation or other entity engaged in business activities competitive with any business of Emerson or of any of the other Emerson Entities. The foregoing shall not restrict you, however, from owning five percent (5%) or less of the securities of any competitor of Emerson or of any the other Emerson Entities listed on any national securities exchange or traded over-the-counter as long as you have no other connection or relationship with the issuer of such securities. You agree that this non-compete restriction, including the time and scope, is reasonable in light of your in-depth knowledge of the total business of the Emerson Entities and as a result of your present and prior positions, duties and responsibilities with Emerson and the Emerson Entities and as a result of your access to confidential and trade secret information relating to all of the businesses and units of the Emerson Entities. Also, we agree that if we have any dispute, which we feel sure will not occur, then Missouri law will apply and courts in Missouri will have exclusive jurisdiction. You also hereby reaffirm your obligations under all existing non-compete agreements that you have with Emerson, including your obligations (and the rights and remedies of Emerson) under the Emerson non-qualified supplemental executive retirement plan, the Emerson Incentive Share plans, the Emerson stock option plans and grant agreements (including the clawback provisions therein) and the Consulting Contract referred to in Paragraph B below, and you agree that your obligations under this Paragraph 3 are in addition to, and do not invalidate or otherwise supersede, your obligations under such other plans, agreements or contracts.

4.

You agree to release and discharge Emerson and the other Emerson Entities and their respective directors, officers, employees and agents from any and all liability except as set forth herein and, to that end, you agree to sign the accompanying Release of All Claims and the accompanying Covenant Not to Sue. The execution by you, and the effectiveness, of these accompanying documents are conditions precedent to the effectiveness of this Agreement and the accompanying Consulting Contract. Further, if

W. Wayne Withers

April 4, 2007

said documents are not executed by you or are not effective, then this Agreement and the accompanying Consulting Contract shall be null and void. In addition, you agree to re-execute the accompanying Release of All Claims and the accompanying Covenant Not to Sue on your last full day as an employee as of November 30, 2007. If said documents are not executed by you or are not effective, then Emerson shall have the sole option to declare this Agreement and the accompanying Consulting Contract null and void.

5.

You agree to keep this Agreement and any accompanying agreements or undertakings and their contents in strictest confidence and you will not divulge this Agreement or any accompanying agreements or undertakings or their contents to anyone other than members of your immediate family or financial advisors whom you ensure will comply with this provision as long as this Agreement and any accompanying agreements or undertakings and their contents are not made public by Emerson. You understand and agree that Emerson may disclose this Agreement and/or the terms hereof in its filings with the Securities and Exchange Commission or otherwise.

Subject to, and conditioned upon, your compliance with your obligations under Paragraphs 1 through 5 above, you will receive the compensation and benefits outlined below in connection with your retirement from Emerson:

A.

From and after March 15, 2007 and continuing through November 30, 2007, you will continue in your role as Executive Vice President of Emerson and, in such capacity, as an executive officer having policy making authority. You will continue to attend meetings of the Board of Directors of Emerson and meetings of Committees of the Board of Directors and will render all assistance necessary, advisable or appropriate in connection with the transition of Frank L. Steeves as new General Counsel and Secretary of Emerson. You will continue to receive your current annual base salary through November 30, 2007. In addition, you will be eligible to receive a bonus for the fiscal year ending September 30, 2007, subject to your continued good performance and the achievement of Emerson’s financial objectives for 2007 and as approved by the Compensation Committee of the Emerson Board of Directors.

B.	Beginning December 1, 2007, you will provide consulting services to Emerson and the Emerson Entities as provided in the accompanying Consulting Contract.
C.

In accordance with the terms of the applicable Emerson stock option plans, you will have up to five years from the date of your retirement (but no longer than the original term of your respective options) to exercise your stock options. You should note, however, that any of these stock options that are not exercised by you within ninety (90) days of the date of your retirement will become non-qualified stock options as required by Internal Revenue Service regulations.

D.

In accordance with the Emerson Incentive Shares Plan, consistent with the Emerson performance multiplier to target for all participants as determined by the Emerson Compensation Committee and subject to the other applicable terms of the 2004

W. Wayne Withers

April 4, 2007

Performance Share Program, you are eligible to receive a payout under the 2004 Performance Share Program. As provided in the 2004 Performance Share Program, you will be paid sixty percent (60%) of the earned performance shares payout in November 2007 and the Emerson Compensation Committee has approved that you will receive the remaining forty percent (40%) payable in November 2008. You will forfeit any payment under the 2004 Performance Share Program if you violate any of your obligations to Emerson or the other Emerson Entities under this Agreement, the accompanying Consulting Contract or any other agreement to which you and Emerson are a party.

E.

In accordance with the Emerson Incentive Shares Plan, as a result of your retirement, the Emerson Compensation Committee has approved that your unvested Restricted Stock Award continues to vest at the time that it was normally scheduled to vest in October 2009, and that you will continue to receive dividends and have voting rights. You will forfeit any dividends and the Restricted Stock will be cancelled if you violate any of your obligations to Emerson or the other Emerson Entities under this Agreement, the accompanying Consulting Contract or any other agreement to which you and Emerson are a party.

F.

Upon the date of your retirement, you will be eligible to receive your existing monthly pension benefits earned to date under the qualified all-employee Emerson Retirement Plan and the related non-qualified supplemental executive retirement plan (which plan covers the benefits you would have been entitled to under the all-employee Retirement Plan were it not for the compensation limitations imposed under the Internal Revenue Code (“Code”)). You will forfeit the pension benefits under the non-qualified supplemental executive retirement plan if you violate any of your obligations to Emerson or the other Emerson Entities under this Agreement, the accompanying Consulting Contract or any other agreement to which you and Emerson are a party. Payments of your pension benefits will be paid monthly in the manner set forth in the plans, subject to the terms and conditions of the plans, including reduction for annuity options provided under the plans; provided, however, that the portion of your non-qualified supplemental executive retirement plan benefits which are not “grandfathered” from coverage under Section 409A of the Code shall be deferred for six (6) months to the extent required by Code Section 409A.

G.

Upon your retirement, just like any other employee retiring from Emerson, at your election you will be eligible to receive distributions from your Emerson 401(k) plan. You are also eligible to receive distributions under the Emerson non-qualified 401(k) plan (which plan allows you to make contributions and continue to receive the company matching contribution you would have been entitled to receive were it not for the compensation limits imposed under the Code). Distributions from this plan which are not “grandfathered” under Section 409A of the Code shall be deferred for six (6) months to the extent required by Code Section 409A. Additionally, you will be eligible to elect participation in any post-retirement benefits (medical, life insurance) to which any other employee is entitled. Finally, following your retirement, you may continue coverage

W. Wayne Withers

April 4, 2007

under the former split dollar policy owned by you at your own expense with no premium payments by Emerson.

H.

This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Agreement was entered into in the State of Missouri.

I.

Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and you submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

J.	If I need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement, I acknowledge Emerson Electric Co. has advised me to consult with an attorney.

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below.

Sincerely,

/s/ David N. Farr

David N. Farr
Chairman, Chief Executive Officer and President

ACCEPTED AND AGREED TO THIS 4th

DAY OF APRIL, 2007:

/s/ W. Wayne Withers
W. Wayne Withers